SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                          (Amendment No.             )

Filed by the Registrant [x]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[x]     Preliminary Proxy Statement
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]     Confidential, For Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))


                           BANKATLANTIC BANCORP, INC.
                (Name of Registrant as Specified in Its Charter)



                           BANKATLANTIC BANCORP, INC.
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)



Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                           BANKATLANTIC BANCORP, INC.
                           1750 EAST SUNRISE BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33304


                                                   June 13, 1997



Dear Stockholder:


         You are cordially invited to attend the Annual Meeting of Stockholders of BankAtlantic Bancorp, Inc. (the "Company"), which will be held on Tuesday, July 22, 1997 at 1:00 p.m., local time, at the Wyndham Hotel, 1825 Griffin Road, Dania, Florida 33004.

         At the Annual Meeting, (i) holders of the Company's Class B Common Stock will be asked to consider and vote upon the election of three directors, two of which will serve on the Company's Board of Directors until the 2000 Annual Meeting of Stockholders and one of which will serve until the 1999 Annual Meeting of Stockholders and (ii) holders of the Company's Class A and Class B Common Stock will be asked to consider and vote upon a proposed amendment (the "Amendment") to the Company's Articles of Incorporation that (a) would eliminate the requirement that the Class A Common Stock receive cash dividends equal to at least 110% of any cash dividends declared and paid on the Class B Common Stock and (b) would provide that each share of Class B Common Stock will be convertible at any time, at the option of the holder thereof into one share of Class A Common Stock.

         As more fully described in the accompanying Proxy Statement, the Board of Directors believes that the Amendment will enable the Company to enhance the trading liquidity of the Class A Common Stock and will provide the holders of Class B Common Stock, who elect to convert their shares, with a more liquid security that can be sold in an active trading market.

         The Notice of Annual Meeting and Proxy Statement, which are contained in the following pages, more fully describe the action to be taken by the holders of Class B Common Stock and Class A Common Stock at the Annual Meeting.

         YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE YOUR SHARES IN FAVOR OF THE ELECTION OF THE NOMINEES FOR DIRECTOR AND IN FAVOR OF THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION.

         Your vote is important. Whether or not you plan to attend the Annual Meeting, and regardless of the size of your holdings, you are encouraged to promptly sign, date and mail the enclosed proxy in the pre-stamped envelope provided. The prompt return of your proxy will save additional solicitation expense and will not affect your right to vote in person in the event that you attend the Annual Meeting. Please vote today.

         On behalf of your Board of Directors and the employees of the Company and its subsidiary, BankAtlantic, A Federal Savings Bank, I would like to express our appreciation for your continued support.




                                       Sincerely,





                                       Alan B. Levan
                                       Chairman of the Board

                           BANKATLANTIC BANCORP, INC.
                             PROXY STATEMENT FOR THE
                       1997 ANNUAL MEETING OF STOCKHOLDERS



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 22, 1997




         NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders (the "Annual Meeting") of BankAtlantic Bancorp, Inc. (the "Company"), will be held at the Wyndham Hotel, 1825 Griffin Road, Dania, Florida 33004 on Tuesday, July 22, 1997 commencing at 1:00 p.m., local time, for the following purposes:

         1. To elect three directors to the Company's Board of Directors, two of which will serve until the 2000 Annual Meeting of Stockholders and one of which will serve until the 1999 Annual Meeting of Stockholders.

         2. To consider and vote upon a proposed amendment (the "Amendment") to the Company's Articles of Incorporation that
                  (a) would eliminate the requirement that the Class A Common Stock receive cash dividends equal to at least 110% of any cash dividends declared and paid on the Class B common Stock and (b) would provide that each share of Class B Common Stock will be convertible at any time at the option of the holder into one share of Class A Common Stock.

         3. To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

         The foregoing matters are more fully described in the Proxy Statement which forms a part of this Notice.

         Only holders of record of Class B Common Stock at the close of business on June 6, 1997 are entitled to notice of and to vote on all matters at the Annual Meeting. Only holders of record of Class A Common Stock at the close of business on June 6, 1997 are entitled to notice of and to vote on the Amendment at the Annual Meeting, which is the only matter of which holders of Class A Common Stock will be entitled to vote at the Annual Meeting.

                                                     Sincerely yours,




                                                     Jean Carvalho
                                                     Secretary



Fort Lauderdale, Florida
June 13, 1997






        IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES; THEREFORE EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE
   ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                           BANKATLANTIC BANCORP, INC.
                           1750 EAST SUNRISE BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33304

                                ---------------
                                 PROXY STATEMENT
                                ---------------

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of BankAtlantic Bancorp, Inc. (the "Company") of proxies for use at the 1997 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Wyndham Hotel, 1825 Griffin Road, Dania, Florida 33004 on Tuesday, July 22, 1997 at 1:00 p.m., and at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

         This Proxy Statement, Notice of Meeting and accompanying proxy card are expected to be mailed to stockholders on or about June 13, 1997.

GENERAL

         Each proxy solicited hereby, if properly executed and received by the Company prior to the Annual Meeting and not revoked prior to its use, will be voted in accordance with the instructions contained therein. Executed proxies with no instructions contained therein will be voted for the election of the nominees as directors described below and in favor of the Amendment. Although the Board of Directors is unaware of any matters to be presented at the Annual Meeting, other than matters disclosed herein, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will vote as proxies in accordance with their own best judgment on those matters.

         Only holders of the Company's Class B Common Stock will be entitled to vote on all matters at the Annual Meeting. Class A Common Stockholders will only be entitled to vote on the amendment to the Company's Articles of Incorporation (the "Amendment") as described in Proposal 2 at the Annual Meeting.

         Any stockholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before it is exercised by notifying the Secretary of the Company in writing at the address set forth above, by submitting a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

         The Company will bear the expense of soliciting proxies in the accompanying form and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy materials to the beneficial owners of shares held of record by such persons. The Company does not intend to solicit proxies other than by use of mail, but certain directors, officers and regular employees of the Company or its subsidiary BankAtlantic, A Federal Savings Bank ("BankAtlantic"), without additional compensation, may solicit proxies personally or by telephone, telegram, special letter or otherwise.

RECORD DATE; STOCKHOLDERS ENTITLED TO VOTE

         Holders of record of the Company's Class B Common Stock par value $.01 per share at the close of business on June 6, 1997 (the "Record Date") are entitled to vote on all matters presented at the Annual Meeting. On the Record Date, there were ____________ shares of Class B Common Stock issued and outstanding and each share of Class B Common Stock is entitled to one vote on all matters presented for a vote at the Annual Meeting. Holders of the Company's Class A Common Stock are entitled to vote only on Proposal 2 (the Amendment) at the Annual Meeting. On the Record Date, there were ________ shares of Class A Common Stock issued and outstanding.

QUORUM; ADJOURNMENT

         The presence, in person or by proxy, of at least a simple majority of the total outstanding shares of Class B Common Stock is necessary to constitute a quorum to carry on business at the Annual Meeting and the presence, in person or by proxy, of at least a simple majority of the total outstanding shares of Class A Common Stock is necessary to constitute a quorum to consider and vote upon Proposal 2 (the Amendment). In the event that there are not sufficient shares represented for a quorum, the Annual Meeting may be adjourned from time to time until a quorum is obtained; provided that if a sufficient number of shares of the Class

B Common Stock representing a quorum exists, while the number of shares of Class A Common Stock present does not constitute a quorum, the Company may transact such business that does not require the vote of the holders of Class A Common Stock.

VOTE REQUIRED FOR APPROVAL

         Nominees for the terms to expire at the 1999 and 2000 Annual Meetings of Stockholders who receive a plurality of the votes of Class B Common Stock cast in person or by proxy at the Annual Meeting will be elected directors of the Company; accordingly, abstentions and broker non-votes will not affect the outcome of the election. The proposal for the approval of the Amendment requires the affirmative vote of the holders of a majority of the issued and outstanding shares of each of the Class A Common Stock and Class B Common Stock voting as separate voting groups; accordingly, abstentions and broker non-votes will have the same effect as a vote against the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            Listed in the table below are the beneficial owners known by the Company to hold as of April 1, 1997 more than 5% of the Company's outstanding Common Stock. In addition, this table includes the outstanding securities beneficially owned by the executive officers listed in the Summary Compensation Table and the number of shares owned by directors and executive officers as a group. Any securities beneficially owned by directors and director nominees are disclosed under "Election of Directors" elsewhere herein.

                                              CLASS A               CLASS B
                                         AMOUNT AND NATURE     AMOUNT AND NATURE
                                                 OF                   OF
                                             BENEFICIAL           BENEFICIAL            PERCENT OF        PERCENT OF
                                             OWNERSHIP             OWNERSHIP              CLASS A          CLASS B
NAME OF BENEFICIAL OWNER                AS OF APRIL 1, 1997   AS OF APRIL 1, 1997      COMMON STOCK      COMMON STOCK
------------------------                -------------------   -------------------      ------------      ------------
BFC Financial Corporation (1)(2)(3)           2,654,945            4,876,124               33.83            45.40
FMR Corp. (2)                                   156,809              627,237                2.01             5.84
PNC Bank Corp (2)                               135,684              542,736                1.74             5.06
Alan B. Levan (1)                             2,655,062            5,044,792               33.83            45.40
Frank V. Grieco (4)                               5,700               21,099                 *                *
Lewis F. Sarrica (4)                              3,295               21,483                 *                *
Jasper R. Eanes                                   2,373                9,265                 *                *
All directors  and executive  officers
of the Company  and  BankAtlantic
as a group (11 persons, including
the  individuals identified above)            2,755,130            5,391,327               35.10            48.52

 *  Less than one percent of the class.

(1) Mr. Levan has sole voting and investment power with respect to 117 shares of Class A Common Stock and sole voting and investment power with respect to 208 shares of Class B Common Stock. Includes beneficial ownership of 168,460 shares of Class B Common Stock that may be acquired within 60 days pursuant to stock options on which shares Mr. Levan would have sole voting and investment power upon acquisition. Mr. Levan may be deemed to be the beneficial owner of the shares of Class A and Class B Common Stock beneficially owned by BFC Financial Corporation ("BFC"), a financial services and savings bank holding company.

(2) BFC's mailing address is 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304. FMR Corp.'s mailing address is 82 Devonshire Street, Boston, Massachusetts 02109. PNC Bank Corp.'s mailing address is One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707.

(3) Mr. Abdo, Vice Chairman of the Company and BankAtlantic owns 15.9% of the outstanding common stock of BFC. He also serves as Vice Chairman of BFC.

(4) Includes beneficial ownership of the following shares which may be acquired within 60 days pursuant to stock options by: Mr. Grieco - 8,741 Class B shares and Mr. Sarrica - 15,625 Class B shares.


                       PROPOSAL ONE: ELECTION OF DIRECTORS

         The Company's Board of Directors consists of seven directors divided into three classes, each of which has three year terms which expire in annual succession. Three directors will be elected at the Annual Meeting, two of which will serve for terms expiring on the date of the Annual Meeting of Stockholders in 2000 and one of which will serve for a term expiring on the date of the Annual Meeting of Stockholders in 1999, and in each case until their successors are duly elected and qualified. Unless otherwise directed, each proxy executed and returned by a Class B Common Stock stockholder will be voted for the election of the nominees shown in the accompanying table. If any nominee is unable to serve, which the Board of Directors has no reason to expect, the shares represented by proxy will be voted for the other named nominees and for the person, if any, who is designated by the Board of Directors to replace such nominee.

         The following table sets forth the names of the directors of the Company including the names of directors of the Company whose terms of office will expire at the Annual Meeting. Each director whose term of office is to expire at the Annual Meeting will be nominated for reelection at the Annual Meeting. The table contains certain information with respect to the directors, including the principal occupation or employment for at least the previous five years, his or her positions or offices at the Company and BankAtlantic, A Federal Savings Bank ("BankAtlantic") and the number and percentage of shares of the Company's Class A or Class B Common Stock beneficially owned by each director as of April 1, 1997.

                                                                            AMOUNT AND NATURE
                                                                              OF BENEFICIAL
                                                                             OWNERSHIP AS OF
                                                                              APRIL 1, 1997
                                                                        ------------------------
                                                                                                          PERCENT OF      PERCENT OF
                                                         DIRECTOR          CLASS A          CLASS B         CLASS A        CLASS B
                                                         BECAME A           COMMON           COMMON         COMMON         COMMON
NAME AND PRINCIPAL OCCUPATION OR EMPLOYMENT (1)    AGE  DIRECTOR(5)          STOCK            STOCK          STOCK          STOCK
-----------------------------------------------    ---  -----------        --------         -------       ----------      ----------
NOMINEES FOR TERMS ENDING IN 2000

JOHN E. ABDO....................................   53      1984               100            84,408(6)         *              *
Vice Chairman of the Company and
BankAtlantic. Elected as an officer of
BankAtlantic in 1987. President and
Chief Executive Officer of Wellington
Construction & Realty, Inc., Director of
Benihana National Corporation, Director
and Chairman of the Board of Coconut
Code, Inc., Vice Chairman of BFC
Financial Corporation.

FRANK V. GRIECO.................................   53      1991             5,700(6)         21,099(6)         *              *
Senior Executive Vice President of the
Company and BankAtlantic. Elected as an
officer of BankAtlantic in 1991.

NOMINEE FOR TERM ENDING IN 1999

BRUNO DI GIULIAN................................   63      1985            22,710(4)(6)      52,734(4)(6)      *              *
Of counsel, Ruden McClosky Smith
Schuster & Russell, P.A., a law firm.

DIRECTOR WHOSE TERM ENDS IN 1999

ALAN B. LEVAN...................................   52      1984         2,655,062(2)      5,044,792(2)       33.83          45.40
Chairman of the Board, Chief Executive
Officer and President of the Company and
BankAtlantic. Elected as an officer of
BankAtlantic in 1987. President,
Chairman of the Board and Chief
Executive Officer of BFC Financial
Corporation.

DIRECTORS WHOSE TERMS END IN 1998

STEVEN M. COLDREN...............................   49      1986             8,015(3)(6)      19,894(3)(6)      *              *
Chairman and President of Business
Information Systems, Inc., a distributor
of dictation, word processing and
computer equipment and Chairman of
Digital Information Systems Corp., a
distributor of hospital computer
systems.

MARY E. GINESTRA................................   72      1980            15,640(6)         40,163(6)         *              *
Private Investor

CHARLIE C. WINNINGHAM, II.......................   64      1976            40,925(3)(6)      85,122(3)(6)      *              *
President of C. C. Winningham
Corporation, a land surveying firm.

 *  Less than one percent of the class.

(1) Except as otherwise indicated, there has been no change in principal occupation or employment during the past five years.

(2) Mr. Levan has sole voting and investment power with respect to 117 shares of Class A Common Stock and sole voting and investment power with respect to 208 shares of Class B Common Stock. Includes beneficial ownership of 168,460 shares of Class B Common Stock that may be acquired within 60 days pursuant to stock options on which shares Mr. Levan would have sole voting and investment power upon acquisition. See "Security Ownership of Certain Beneficial Owners and Management" for a description of the shares of Class A and Class B Common Stock owned by BFC. Mr. Levan may be deemed to be the beneficial owner of the shares of the Company owned by BFC.

(3) Shares beneficially owned by the indicated director and his wife are: Mr. Coldren - 203 Class A shares, 360 Class B shares; and Mr. Winningham - 33,112 Class A shares, 58,873 Class B shares. The indicated director shares voting and investment power with respect to these shares.

(4) The indicated director's wife beneficially owns 8,276 Class A shares and 33,106 Class B shares.

(5) Indicates date of becoming a director of BankAtlantic. Each director became a director of the Company on July 13, 1994 when BankAtlantic completed its reorganization into a holding company structure.

(6) Includes beneficial ownership of the following shares which may be acquired within 60 days pursuant to stock options: Mr. Abdo - 84,230 Class B shares; Mr. Di Giulian - 7,813 Class A shares, 26,249 Class B shares; Mr. Grieco - 8,741 Class B shares; Mr. Coldren - 7,813 Class A shares, 19,534 Class B shares; Mrs. Ginestra - 7,813 Class A shares, 26,249 Class B shares; and Mr. Winningham - 7,813 Class A shares, 26,249 Class B shares.

THE BOARD OF DIRECTORS RECOMMENDS THAT ALL OF THE NOMINEES
BE ELECTED AS DIRECTORS.

DIRECTORS' FEES

         Directors of the Company each receive an annual retainer of $18,600 with no additional compensation for attendance at each Board of Directors' meeting or meeting of a committee of which he or she is a member. Directors who are also officers of the Company or BankAtlantic do not receive additional compensation for attendance at Board of Directors' meetings or committee meetings. In 1994, upon the establishment of the 1994 BankAtlantic Stock Plan, non employee directors each received a one time grant of options to acquire 12,209 shares of the Company's Class B Common Stock. In 1996, upon the establishment of the 1996 BankAtlantic Bancorp Stock Option Plan non-employee directors each received a one time grant of options to acquire 7,813 shares of the Company's Class A Common Stock. Additionally under this plan the non-employee directors received on May 1, 1997 an additional one time grant of options to acquire 7,813 shares of the Company's Class A Common Stock.

DIRECTOR AND MANAGEMENT INDEBTEDNESS

         BankAtlantic, in the ordinary course of its business, makes mortgage and other installment loans to its employees, officers and directors. These loans are made pursuant to normal lending criteria and in management's judgment do not involve more than the normal risk of collectibility nor present any other unfavorable features. Employees, officers and directors of BankAtlantic, prior to May 31, 1990, received a preferential interest rate on home mortgage loans. Executive officers and directors have not been entitled to reduced rates or reduced points on any new loans granted after May 31, 1990.

         The following table and the notes thereto set forth certain information, as of April 1, 1997, with respect to loans made by BankAtlantic to its executive officers and directors and members of their immediate families, who had aggregate borrowings of $60,000 or greater from BankAtlantic at any time since January 1, 1996.

                                              HIGHEST AMOUNT OUTSTANDING    OUTSTANDING BALANCE AT     INTEREST
NAME AND CAPACITY IN WHICH SERVED                SINCE JANUARY 1, 1996           APRIL 1, 1997           RATE
---------------------------------                ---------------------           -------------         --------
Jean E. Carvalho, Corporate Secretary                   $ 10,684                     $ -0-             7.00   (5)
                                                          20,252                       -0-             8.25   (5)
                                                          14,572                     13,513            9.25   (6)
                                                          71,403                     70,129            8.75   (1)*

Steven M. Coldren, Director                              132,128                       -0-             8.75   (1)
                                                          73,072                       -0-            10.25   (3)
                                                         313,953                       -0-             7.75   (2)
                                                          49,132                       -0-            11.00   (4)

Mary E. Ginestra, Director                               116,097                    109,569            8.25   (1)*

Charlie C. Winningham II, Director                       210,915                    197,825            7.50   (1)*

------------------

 *  Denotes preferential rate

(1) Conventional single family mortgage loan
(2) Adjustable rate single family mortgage loan
(3) Commercial loan
(4) Second mortgage - fixed rate
(5) Automobile loan
(6) Adjustable rate equity credit line

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

         The Board of Directors met ten times, and took action by Unanimous Written Consent twice during the last fiscal year. The Board of Directors has established a number of committees, including Audit and Compensation Committees. The Board of Directors does not have a Nominating Committee. Each of the members of the Board of Directors attended at least 75% of the meetings of the Board and Committees on which he or she served.

         The Audit Committee consists of: Steven M. Coldren, Chairman, Charlie
C. Winningham, II and Mary E. Ginestra. The Committee met four (4) times during the last fiscal year. The Audit Committee recommends engagement of the independent auditors, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent auditors' report, reviews the activities and recommendations of BankAtlantic's internal auditors, considers comments made by the independent auditors with respect to BankAtlantic's and the Company's internal control structure, and reviews internal accounting procedures and controls with BankAtlantic's financial and accounting staff.

         The Compensation Committee consists of: Bruno L. Di Giulian, Chairman, Mary E. Ginestra, Charlie C. Winningham, II and Steven M. Coldren. The Committee met four (4) times during the 1996 fiscal year. The Compensation Committee establishes and implements compensation policies and programs for BankAtlantic executives and recommends the compensation arrangements for senior management and directors. It also served as the Stock Option Committee for the purpose of determining the options granted under the Company's 1984, 1994 and 1996 Stock Option Plans.

         All stock ownership reports to be filed by officers and directors of BankAtlantic Bancorp, Inc. and BankAtlantic were timely filed except for reports on Form 4 were filed late by the following directors - Messrs. Coldren, Di Giulian, and Winningham, and Ms. Ginestra with respect to stock options granted in May, 1996.




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                           SUMMARY COMPENSATION TABLE

         Officers of the Company receive no additional compensation other than that paid by the Company's subsidiary, BankAtlantic. The following table sets forth certain summary information concerning compensation paid or accrued by BankAtlantic to or on behalf of BankAtlantic's Chief Executive Officer ("CEO") and each of the four other highest paid executive officers of BankAtlantic (determined as of December 31, 1996) for the fiscal years ended December 31, 1994, 1995 and 1996:

                                                                           LONG-TERM COMPENSATION
                                                                  ----------------------------------
                                    ANNUAL COMPENSATION                    AWARDS            PAYOUTS
                           -------------------------------------------------------------------------
                                                        OTHER     RESTRICTED   NUMBER                      ALL
     NAME AND                                           ANNUAL      STOCK      OF STOCK                    OTHER
     PRINCIPAL                                         COMPENSA-   AWARD(S)     OPTIONS       LTIP         COMPEN-
     POSITION        YEAR      SALARY         BONUS      TION ($)     ($)      AWARDED(A)    PAYOUTS       SATION
----------------------------------------------------------------------------------------------------------------------
ALAN B. LEVAN -      1996      $321,168      $193,740       -          -         93,750          -        $158,045 (d)
Chairman of the      1995       313,080           -         -          -        146,485          -             900 (b)
Board, CEO,          1994       294,965       151,050       -          -        146,485          -           1,500 (b)
President

FRANK V. GRIECO -    1996       279,873       56,442        -          -         46,876           -          1,500 (b)
Senior E.V.P.,       1995       265,785          -          -          -         73,244           -            900 (b)
Director             1994       255,615       51,676        -          -         73,244           -          1,500 (b)

LEWIS F. SARRICA -   1996       201,915       29,905        -          -         23,439           -          1,500 (b)
E.V.P., Chief        1995       193,740          -          -          -         36,624           -            900 (b)
Investment Officer   1994       186,524       36,866        -          -         36,624           -          1,500 (b)

JASPER R. EANES -    1996       173,704       47,730        -          -         23,439           -           1,500 (b)
E.V.P., Chief        1995       166,405          -          -          -         36,624           -             900 (b)
Financial Officer    1994       158,486       39,129        -          -         36,624           -           1,500 (b)

JOHN P. O'NEILL -    1996       204,426          -          -          -          9,376 (c)       -           1,500 (b)
Former President,    1995       195,804          -          -          -         32,960 (c)       -             900 (b)
Former Director (c)  1994       184,719       64,710        -          -         45,168 (c)       -           1,500 (b)

(a) The number of options has been adjusted to reflect 5 for 4 stock splits effected in the form of 25% stock dividends in March 1997 and July 1996.

(b) BankAtlantic contributions to its 401(k) savings plan on behalf of the named executive.

(c) Effective January 6, 1997, Mr. O'Neill was no longer employed by the Company. Mr. O'Neill will receive periodic severance payments for nine months. Mr. O'Neill received prorata vesting in his stock option grants as part of his severance arrangement and his indicated options have been adjusted to reflect such vesting.

(d) Includes a $1,500 BankAtlantic contribution to its 401(k) savings plan on behalf of Mr. Levan and $156,545 which represents the value of the benefit received by Mr. Levan in connection with premiums paid by the Company for a split-dollar life insurance policy. See Executive Compensation - Split-Dollar Life Insurance Plan.

OPTIONS GRANTS TABLE

         The following table sets forth information concerning individual grants of stock options to the named executives in the Summary Compensation Table pursuant to the Company's 1996 Stock Option Plan during the fiscal year ended December 31, 1996. The Company has not granted and does not currently grant stock appreciation rights.

                                                                                    POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED
                                                                                   ANNUAL RATES OF STOCK
                                                                                     PRICE APPRECIATION
                           INDIVIDUAL GRANTS                                        FOR OPTION TERM (2)
------------------------------------------------------------------------------------------------------------
                        NUMBER OF       OPTIONS
                       SECURITIES     GRANTED TO
                       UNDERLYING      OF TOTAL       EXERCISE
                         OPTIONS     EMPLOYEES IN     PRICE PER   EXPIRATION
NAME                   GRANTED (1)    FISCAL YEAR       SHARE        DATE           5%($)        10% ($)
------------------------------------------------------------------------------------------------------------
ALAN B. LEVAN           93,750         16.78          $8.96      07/09/06        $528,268     $1,338,741
FRANK V. GRIECO          46,76          8.39           8.96      07/09/06         264,141        669,387
LEWIS F. SARRICA        23,439          4.19           8.96      07/09/06         132,074        334,702
JASPER R. EANES         23,439          4.19           8.96      07/09/06         132,074        334,702
JOHN P. O'NEILL (3)      9,376          1.68           8.96      09/30/97          52,826        133,873

---------------
(1) Options vest on July 9, 2001 with the exception of Mr. O'Neill (see note 3). All option grants are in Class A Common Stock.

(2) Amounts for the named executive have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the remaining term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. The dollar amounts under these columns are the result of calculations based upon assumed rates of annual compounded stock price appreciation specified by regulation and are not intended to forecast actual future appreciation rates of the Company's stock price.

(3) Mr. O'Neill received prorata vesting in his stock option grants as part of his severance arrangement and his indicated options have been adjusted to reflect such vesting .

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

         The following table sets forth as to each of the named executive officers information with respect to option exercises during 1996 and the status of their options on December 31, 1996: (i) the number of shares of Class A and Class B Common Stock underlying options exercised during 1996, (ii) the aggregate dollar value realized upon the exercise of such options, (iii) the total number of exercisable and non-exercisable stock options held on December 31, 1996 and (iv) the aggregate dollar value of in-the-money exercisable options on December 31, 1996.

                                                                NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS ON
                                                                 OPTIONS ON 12/31/96                 12/31/96 (1)
                                                                 -------------------                 ------------
                     NUMBER OF SHARES                      EXERCISABLE       UNEXERCISABLE
                      ACQUIRED UPON     VALUE REALIZED   ----------------  -----------------
NAME                EXERCISE OF OPTION  UPON EXERCISE    CLASS A  CLASS B  CLASS A   CLASS B   EXERCISABLE   UNEXERCISABLE
----                   ------------     -------------    -------  -------  -------   -------   -----------   -------------
ALAN B. LEVAN              -0-             $  -0-            -0-   168,460   93,758   292,962     $985,320    $1,462,239
FRANK V. GRIECO           36,429            191,892          -0-     8,741   46,876   146,488       52,425       731,134
LEWIS F. SARRICA          26,491            136,018          -0-    15,625   23,439    73,248       93,714       365.584
JASPER R. EANES           17,500            102,957          -0-     5,085   23,439    73,248       30,498       365,584
JOHN P. O'NEILL (2)        5,616             28,818       9,376    156,744     -0-       -0-       855,885          -0-

--------------
(1) Based upon fair market values of $10.40 and $10.70 at December 31, 1996 which is the closing price for Class A and Class B Common Stock, respectively, as reported on the Nasdaq National Market on the last trading date of 1996.

(2) Mr. O'Neill received prorata vesting in his stock option grants as part of his severance arrangement and his options have been adjusted to reflect such vesting.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Board of Directors has designated Directors Di Giulian, Winningham, Coldren and Ginestra to serve on the Compensation Committee. The Company's executive officers are also executive officers of BankAtlantic and are compensated by BankAtlantic and receive no additional compensation from the Company. As described under "Director and Management Indebtedness", Directors Ginestra and Winningham have outstanding loans from BankAtlantic.

EXECUTIVE OFFICER COMPENSATION

         BankAtlantic's compensation program for executive officers consists of four key elements: a base salary, an incentive bonus, deferred compensation and periodic grants of stock options. The Committee believes that this approach best serves the interests of stockholders by ensuring that executive officers are compensated in a manner that advances both the short and long term interests of the Company and its stockholders. Thus, compensation for BankAtlantic's executive officers involves a significant portion of pay which depends on incentive payments which are earned only if corporate goals are met or exceeded, and stock options, which directly relate a significant portion of an executive officer's long term remuneration to stock price appreciation realized by the Company's stockholders.

BASE SALARY

         The Company offers competitive base salaries on a review of market practices and the duties and responsibilities of each officer. In setting base compensation, the Committee annually examines market compensation levels and trends observed in the labor market. Market information is used as an initial frame of reference for annual salary adjustments and starting salary offers. Salary decisions are determined in a structured annual review by the Committee with input from the Chief Executive Officer ("CEO"). Salary recommendations take into account the decision making responsibilities of each position, and the contribution, experience and work performance of each executive officer.

ANNUAL INCENTIVE PROGRAM

         The Company's management incentive program is designed to motivate executives by recognizing and rewarding performance against pre-determined annual financial objectives. The Committee uses the annual incentive program to compensate executives based on the Company's profitability and achievement of individual performance goals. A minimum profitability threshold must be achieved before any incentive may be earned.

         Each year, the Committee establishes an incentive payout schedule based on the Company's annual financial objectives being achieved. Each participant has a competitive target award expressed as a percentage of salary, which varies according to level of responsibility. Each participant's target award includes both corporate and individual components, which are weighted according to the executive's sphere of responsibility.

LONG-TERM INCENTIVE PLAN

         A Long-Term Compensation Plan is the primary vehicle for providing long-term compensation to those officers who have a more direct impact on creating shareholder value. Annually Senior Management, comprised of executive officers, is eligible to receive, subject to 5 year vesting, deferred compensation of $10,000 each ($5,000 in the case of Mr. Abdo and Ms. Carvalho) if certain corporate profits are achieved. The same individuals will be eligible to receive, subject to 5 year vesting, deferred compensation of an additional $10,000 each ($5,000 in the case of Mr. Abdo and Ms. Carvalho) if higher corporate profits are achieved.

STOCK OPTIONS

         Executive officers of BankAtlantic were granted stock options during 1996. All of the stock options were granted with an exercise price equal to at least 100% of the market value of Class A Common Stock on the date of the grant. As such, the higher the value of the Class A Common Stock, the higher the value of the stock options. The granting of options is totally discretionary and options are awarded based on an assessment of an employee's contribution to the success and growth of the Company. Grants of stock options to executive officers are generally made upon the recommendation of the CEO based on the level of an executive's position with the Company or BankAtlantic, an evaluation of the executive's past and expected performance, the number of outstanding and previously granted options and discussions with the executive. The Board of Directors believes that providing executives with opportunities to acquire an interest in the growth and prosperity of the Company through the grant of stock options will enable the Company and BankAtlantic to attract and retain qualified and experienced executive officers and offer additional long term incentives. The Board of Directors believes that utilization of stock options more closely aligns the executives' interests with those of the Company's stockholders, since the ultimate value of such compensation is directly dependent on the stock price.

COMPENSATION OF THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

         As previously indicated, the Committee believes that the Company's total compensation program is appropriately based upon business performance, market compensation levels, and personal performance. The Committee reviews and fixes the base salary of the CEO based on those factors described above for other executive officers as well as the Committee's assessment of Mr. Levan's past performance as CEO and its expectation as to his future contributions. In 1996 Mr. Levan received a 4.5% base salary increase. This increase reflected BankAtlantic's effort to control costs while at the same time rewarding the executives, including Mr. Levan, who are largely responsible for BankAtlantic's profitability.

         As discussed under "Split-Dollar Life Insurance Plan" elsewhere herein, Mr. Levan benefited from the establishment of such plan. This plan was established to restore retirement benefits to all executives whose benefits were limited under changes to the Internal Revenue Code (the "Code") and to maintain a parity of benefits made available to the Company's executives including Mr. Levan. All eligible executives presently have enhanced benefits under BankAtlantic's defined benefit plan with the exception of Mr. Levan who was unable to have benefits restored under existing Code guidelines. Mr. Levan is currently the only participant under this Split-Dollar Life Insurance Plan and his 1996 benefit is shown under the Summary Compensation Table.

         As discussed, Mr. Levan also participates in the bonus plan adopted for all executive management. Such plan includes an incentive payout schedule based on the Company's financial objectives being achieved.

         The Committee took particular note of the success of BankAtlantic's operations under Mr. Levan's leadership. Specifically, it acknowledged the record earnings which were achieved in each of the past five years. Additionally, the Committee noted that the Company's Class B Common Stock has increased in value since January, 1992 and that in 1995 the Company successfully consummated a public offering of $57.5 million of 6.75% Subordinated Debentures and issued 2,049,693 shares of Class A Common Stock. Future increases and bonuses, if any, will continue to be reflective of the amounts paid to chief executive officers at other public companies, as well as the Company's financial condition, operating results and attainment of strategic objectives.

SUBMITTED BY THE MEMBERS OF THE COMPENSATION COMMITTEE:

         Bruno L. Di Giulian, Chairman               Mary E. Ginestra
         Charlie C. Winningham, II                   Steven M. Coldren


RETIREMENT BENEFITS

        All of the individuals named in the Summary Compensation Table are participants in the Retirement Plan for Employees of BankAtlantic ("the Plan"), which is a defined benefit plan. The Plan is designed to provide retirement income related to an employee's salary and years of active service. The cost of the Plan is paid by BankAtlantic and all contributions are actuarially determined. BankAtlantic's contributions to the Plan with respect to the individuals named in the Summary Compensation Table cannot readily be separately or individually calculated by the actuaries of the Plan. At December 31, 1996, the individuals named in the Summary Compensation Table had the following credited years of service under the Plan: Mr. Levan - 24 years, Mr. Grieco - 14 years, Mr. Sarrica - 11 years, Mr. Eanes - 8 years and Mr. O'Neill - 11 years.

         In general, the Plan provides for monthly payments to or on behalf of each covered employee upon such employee's retirement (with provisions for early or postponed retirement), death or disability. The amount of the monthly payments is based generally upon the employee's average regular monthly compensation for the highest consecutive five years of the last ten years prior to retirement, death or disability, and upon such employee's years of service with BankAtlantic. Benefits under the Plan vest fully upon completion of five years of service. Benefits are payable on the basis of ten-years certain and life thereafter. The benefits are not subject to any deduction for Social Security or other offset amounts.

         As permitted by the Employee Retirement Income Security Act of 1974, BankAtlantic amended the Plan and adopted another benefit plan to supplement post-employment benefits payable to certain executives. This was necessary because of a previous reduction in benefit increases under the Plan imposed by the Internal Revenue Code (the "Code"). The Code restricts the amount of the executive's compensation that may be taken into account for Plan purposes, regardless of the executive's actual compensation. The amendment to the Plan enhances retirement benefits to the executives named below by providing to the executives, to the extent permitted by the Code, the same retirement benefit to which they would have been eligible under the Plan had the Code limits not been enacted. The approximate percentages of pre-retirement compensation for which the executives will be eligible under the Plan as a result of the amendment are as follows: Mr. Levan - 33%, Mr. Grieco - 42%, Mr. Sarrica - 39% and Mr. Eanes - 38%. At age 65, Mr. O'Neill will be entitled to retirement benefits under the Plan based on his 11 years of service before January 6, 1997. Because the percentage of pre-retirement compensation payable from the Plan to Mr. Levan after the Plan's amendment falls short of the benefit that Mr. Levan would have received under the Plan had the Code limits not been enacted, BankAtlantic adopted the BankAtlantic Split-Dollar Life Insurance Plan, an employee benefit plan described below.

         The following table illustrates annual pension benefits at age 65 for various levels of compensation and years of service.

                                                  ESTIMATED ANNUAL BENEFITS
                                                  YEARS OF CREDITED SERVICE

    AVERAGE FIVE
        YEAR
    COMPENSATION
   AT RETIREMENT         5 YEARS         10 YEARS         20 YEARS        30 YEARS         40 YEARS
   -------------         -------         --------         --------        --------         --------
     $120,000            $10,380         $20,760          $41,520         $62,280          $ 83,160
      150,000
     and above            13,005          26,010           52,020          78,030           104,160

SPLIT-DOLLAR LIFE INSURANCE PLAN

         BankAtlantic adopted the Split-Dollar Life Insurance Plan (the "Split-Dollar Plan") in 1996 to restore retirement benefits to executives that were limited under changes to the Code. Currently, because Mr. Levan is the only executive whose reduction in benefits could not be addressed through an amendment to the Plan, Mr. Levan is the only participant in the Split-Dollar Plan. Under the Split-Dollar Plan and its accompanying agreement with Mr. Levan, BankAtlantic arranged for purchase of an insurance policy (the "Policy") insuring the life of Mr. Levan. BankAtlantic made the first annual premium payment for the Policy and, pursuant to its agreement with Mr. Levan, will continue to make premium payments for the Policy. Over time, the Policy is anticipated to have significant cash value, which cash value is expected to supplement Mr. Levan's retirement benefit payable from the Plan. Mr. Levan owns the Policy but BankAtlantic will be reimbursed for the amount of premiums the Bank pays for the Policy. BankAtlantic expects that this reimbursement will occur upon the earlier of Mr. Levan's death or retirement from BankAtlantic. The portion of the amount of the 1996 premium paid for the insurance policy that is considered compensation to Mr. Levan is included in the Summary Compensation Table.

SHAREHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a graph comparing the cumulative total returns (assuming reinvestment of dividends) for the Class B Common Stock, the Nasdaq Stock Market (U.S. companies) and Nasdaq Financial Stocks and assumes $100 is invested on December 31, 1991.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN


                                           DECEMBER 31,
                            -------------------------------------------
                              1991     1992   1993   1994   1995   1996
-----------------------------------------------------------------------
BankAtlantic Bancorp, Inc.    100      1015   1928   2194   3317   3697
-----------------------------------------------------------------------
Nasdaq Stock Market           100       116    134    131    185    227
-----------------------------------------------------------------------
Nasdaq Financial Stocks       100       143    166    167    243    311
-----------------------------------------------------------------------

              PROPOSAL TWO: APPROVAL OF AMENDMENT TO THE COMPANY'S
                            ARTICLES OF INCORPORATION

  DESCRIPTION OF THE AMENDMENT

         The Board of Directors is proposing to amend the Company's Articles of Incorporation. The proposed amendment to the Company's Articles of Incorporation (the "Amendment") (i) would eliminate the requirement that the Class A Common Stock receive cash dividends equal to at least 110% of any cash dividends declared and paid on the Class B Common Stock and (ii) would provide that each share of Class B Common Stock will be convertible at any time at the option of the holder into one share of Class A Common Stock. If the Amendment is approved by the Company's shareholders, the Company expects to file Articles of Amendment (the "Articles of Amendment") which contain the Amendment with the Secretary of State of the State of Florida shortly after the Annual Meeting.

         The complete text of the Amendment is set forth in full in the Articles of Amendment as set forth in Appendix A to this Proxy Statement, and the discussion set forth herein should be read in conjunction with, and is qualified in its entirety by reference to, the Amendment.

BACKGROUND

         In February 1996 the Company reclassified its existing common stock (the "Reclassification") creating a dual class common stock structure comprised of Class A Common Stock and Class B Common Stock. The Company believes that the two classes of common stock provides it with greater flexibility to issue shares for financing, acquisition and compensation purposes without significantly diluting the voting interests of existing shareholders, and provides greater management stability and continuity of control. At March 31, 1997 7,817,090 shares of Class A Common Stock and 10,735,440 shares of Class B Common Stock were issued and outstanding. The Class A Common Stock and the Class B Common Stock each trade on the Nasdaq National Market under the ticker symbols BANCA and BANC, respectively. Representatives of the New York Stock Exchange ("NYSE") have indicated that the NYSE listing requirements with respect to the Class A Common Stock would be satisfied after the implementation of the Amendment and the Company intends to file an application to list the Class A Common Stock on the NYSE, which listing would be subject to shareholder approval of the Amendment.

EXISTING RIGHTS AND PREFERENCES OF EACH CLASS OF COMMON STOCK

         The Class A Common Stock and the Class B Common Stock have substantially identical terms except that (i) the Class B Common Stock is entitled to one vote per share while the Class A Common Stock has no voting rights other than those required by Florida law and (ii) the Class A Common Stock is currently entitled to receive cash dividends equal to at least 110% of any cash dividends declared and paid on the Class B Common Stock. With respect to dividends other than cash, the distribution per share with respect to Class A Common Stock must be identical to the distribution per share with respect to Class B Common Stock, except that a stock dividend or other distribution to holders of Class A Common Stock may be declared and issued in Class A Common Stock while a stock dividend or other distribution to holders of Class B Common Stock may be declared and issued in either Class A or Class B Common Stock (at the discretion of the Board) provided that the number of any shares so issued is, on a per share basis, the same.

         No shares have cumulative voting or preemptive rights and upon any liquidation of the Company, the assets legally available for distribution to shareholders will be distributed ratably among the holders of Class A Common Stock and Class B Common Stock.

         The proposed Amendment will eliminate the requirement that the Class A Common Stock receive 110% of any cash dividends declared and paid on the Class B Common Stock and will provide that each share of Class B Common Stock will be convertible at the option of the holder into one share of Class A Common Stock. The Amendment will not alter any other terms relating to the Class A or Class B Common Stock.

REASONS FOR THE AMENDMENT

         The Amendment is intended to strengthen the market for the Company's Class A Common Stock. While there are approximately 37% more shares of Class B Common Stock outstanding than Class A Common Stock, approximately 45% of the Class B Common Stock and 34% of the Class A Common Stock is held by one shareholder, BFC Financial Corporation. The Board does not currently intend to issue additional shares of Class B Common Stock (other than shares issuable upon exercise of currently outstanding stock options) based on its determination that it is in the best interest of the shareholders for the Company to remain independent (see "Effect of the Amendment-Anti Takeover Effects"). Based on such determination, the Board has concluded that the voting power of its existing holders of Class B Common Stock should not be diluted and that BFC's continued control of the Company assures continuity of management and operations and better enables the Company to achieve its long-term goals. Given the significant holdings of Class B Common Stock by BFC and management's desire to maintain stability and continuity of management, the Board has determined that the Class A Common Stock should be the primary trading stock and is the most effective security for raising capital, making acquisitions and compensating employees.

         The Board anticipates that future issuances of Class A Common Stock will be made in connection with acquisitions, public offerings, stock dividends and employee stock options. In addition, convertible subordinated debentures of the Company (the "Convertible Debentures") are outstanding which are convertible into an aggregate of 5,595,704 shares of Class A Common Stock at a conversion price of $10.24. The Convertible Debentures are redeemable by the Company in whole or in part at any time after July 1, 1999 and, assuming that the conversion price of the Convertible Debentures remains significantly below the market price of the Class A Common Stock, the Company will have an incentive at that time to effectively force the conversion of the Convertible Debentures by calling them for redemption.

           Since the Reclassification and the March 1996 initial public offering of the Class A Common Stock, the Company has issued an aggregate of approximately 6.5 million shares of Class A Common Stock through stock dividends. The Company may in the future issue additional shares of Class A Common Stock as stock dividends to existing common shareholders. The Board believes that the effect of the stock dividends, together with other future issuances of Class A Common Stock, including upon conversion of the outstanding Convertible Debentures, will (i) create a broader market for the Class A Common Stock by increasing the number of shares outstanding, (ii) increase investor interest in the Class A Common Stock and (iii) enhance the trading market for the Class A Common Stock. In addition, the Board believes that the listing of the Class A Common Stock on the NYSE, combined with an increasing number of outstanding shares of Class A Common Stock, will improve the liquidity of, and trading market for, the Class A Common Stock, and end current confusion in the market as to the class of shares being acquired.

          While the number of outstanding shares of Class A Common Stock has increased significantly since the Reclassification (and as discussed above is likely to continue to increase), the number of outstanding shares of Class B Common Stock has remained relatively constant. As indicated above, it is not currently anticipated that the Board will issue shares of Class B Common Stock other than in connection with those Class B stock options and warrants currently outstanding. The Board recognizes that increasing the number of shares of Class A Common Stock, while leaving unchanged the number of shares of Class B Common Stock on the market, will likely result in the Class B Common Stock becoming less liquid than the Class A Common Stock. Enabling holders of Class B Common Stock to convert their shares into Class A Common Stock will permit all shareholders to dispose of their shares in a liquid market.

          The NYSE, the Nasdaq National Market and the American Stock Exchange have adopted a policy relating to the listing of securities with reduced or restricted voting rights. The policy prohibits the issuance of lower voting stock with enhanced dividends in exchange for stock of an outstanding class with higher votes but lower dividends. This prohibition has been interpreted to prohibit offering conversion rights which enable the holders of higher voting, lower dividend securities to convert into a lower voting, higher dividend stock. Accordingly, in order to permit the holders of the Class B Common Stock to convert their shares into the Class A Common Stock in the event that the market for the Class A Common Stock is, as expected, stronger than the market for the Class B Common Stock, it is necessary to eliminate the requirement that the Class A Common Stock receive higher cash dividends than the Class B Common Stock.

EFFECTS OF THE AMENDMENT

          The Board considered a number of factors in determining whether to recommend approval of the Amendment including, among other factors (i) the general impact of the Amendment on BFC, the holders of Class A Common Stock other than BFC and the holders of Class B Common Stock other than BFC, (ii) the impact of the Amendment on the liquidity of the Class A Common Stock and the Class B Common Stock, (iii) the effect of the Amendment on the voting power of holders of Class B Common Stock who elect to convert their shares and on those who do not elect to so convert, (iv) the possibility that if a significant number of shares of Class B Common Stock,, are converted into Class A Common Stock, the Class B Common Stock could in the future be de-listed from the Nasdaq National Market and de-registered under the Securities Exchange Act of 1934 and
(v) the effect of the Amendment on the proportionate equity interest in the Company of the Class A and Class B Common Stock.

EFFECT OF ELIMINATION OF THE ENHANCED DIVIDENDS ON CLASS A COMMON STOCK. The Board recognizes that the Amendment will eliminate the requirement that the cash dividends payable to holders of Class A Common Stock be enhanced over that paid on the Class B Common Stock. The Articles of Incorporation currently provide that each share of Class A Common Stock and Class B Common Stock have the same general right to receive cash dividends, with a distinction only as to the amount of the cash dividend paid with respect to each share. The Amendment eliminates the differential as between the two classes and will result in each class receiving the same amount of cash dividends. It should be noted that since the Reclassification, the highest quarterly dividend paid on the Class A Common Stock has been $0.0324 per share and the Board currently intends to at least maintain the dividend rate paid on the Class A Common Stock with the effect of the Amendment being not to decrease the amount paid on the Class A Common Stock but to increase by $0.0033 per share the amount paid on the Class B Common Stock. The Board believes that the benefits of greater liquidity in the Class A Common Stock will offset the minimal dilutive effect of the elimination of the Class A Common Stock's dividend premium. Of course, while the Company intends to declare quarterly cash dividends on the Class A and Class B Common Stock, there is no assurance that the Company will in the future be able to declare and pay quarterly cash dividends on either the Class A Common Stock or the Class B Common Stock. The declaration and payment of dividends will depend upon, among other things, the results of operations, financial condition and cash requirements of the Company and on the ability of BankAtlantic to pay dividends or otherwise advance funds to the Company. The ability of BankAtlantic to pay dividends or otherwise advance funds to the Company is in turn subject to regulations of the Office of Thrift Supervision and is based upon BankAtlantic's regulatory capital levels and net income.

IMPACT ON LIQUIDITY OF CLASS B COMMON STOCK. The Amendment may also have the effect of reducing the liquidity of the Class B Common Stock to the extent that shares of Class B Common Stock are converted into Class A Common Stock. In addition, if as a result of the conversion of Class B Common Stock, the number of record holders of Class B Common Stock falls below 300, the Nasdaq Stock Market could cause the Class B Common Stock to fail to qualify for listing on the Nasdaq National Market and the Class B Common Stock could be de-registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). However, even if the trading market for the Class B Common Stock were to be materially impacted by the conversion of shares or if the Class B Common Stock were to be de-listed from the Nasdaq National Market, any holder of Class B Common Stock would have the right at any time to convert those shares into shares of Class A Common Stock for which a liquid market on the NYSE or the Nasdaq National Market (or other exchange) should exist. Moreover, the Company will continue to be subject to the reporting and other requirements of the Exchange Act so long as the Class A Common Stock remains registered under the Exchange Act.

IMPACT ON VOTING POWER OF CLASS B COMMON STOCKHOLDERS WHO CONVERT. Upon the conversion of the Class B Common Stock into shares of Class A Common Stock, the voting power which vests in such Class B Common Stock will be eliminated. Because BFC controls over 45% of the outstanding shares of Class B Common Stock, such voting rights may not have any material significance to holders of Class B Common Stock that are not affiliates of BFC. The Company believes therefore, that any election by a holder of Class B Common Stock unaffiliated with BFC to convert his or her shares into shares of Class A Common Stock would not result in a meaningful change in the outcome of any matter voted upon by the holders of Class B Common Stock. Further, the Board recognizes that, from a practical perspective, a holder of Class B Common Stock would likely make the determination regarding conversion at a time when he or she desires to sell such shares. If the Class B Common Stock then trades at a premium to the Class A Common Stock, such holder would simply sell the shares of Class B Common Stock. Alternatively, if the Class A Common Stock trades at a premium to the Class B Common Stock, such holder would convert his or her shares into Class A Common Stock and then sell those shares. Accordingly, in either circumstance, the loss of voting rights upon conversion would not be meaningful to such holder. In any event, holders of Class B Common Stock have the right not to convert their shares and thereby maintain their current voting rights.

IMPACT ON VOTING POWER OF CLASS B COMMON STOCKHOLDER'S WHO DO NOT CONVERT. The Board also recognizes that, after implementation of the Amendment, to the extent that shares of Class B Common Stock are converted into Class A Common Stockholders who retain shares of Class B Common Stock will realize a proportionate increase in their relative voting power as a result of the reduction of the outstanding Class B Common Stock. However, because BFC currently controls approximately 45% of the outstanding Class B Common Stock, it is not anticipated that a holder of Class B Common Stock who is not affiliated with BFC and who elects not to convert his or her shares will experience a meaningful increase in his or her relative voting power.

NO IMPACT ON PROPORTIONATE EQUITY INTERESTS. The Amendment and any subsequent conversions of shares of Class B Common Stock into Class A Common Stock will not impact a shareholder's proportionate equity interest in the Company nor will it impact the net book value per share or earnings per share attributable to the Company's outstanding capital stock.

ANTI-TAKEOVER EFFECTS. As stated above, the Amendment is likely to have the general effect of increasing BFC's voting control over the Company. As a consequence, the approval of the Amendment may further limit the circumstances in which a sale or transfer of control of the Company could be consummated which was not acceptable to BFC or management. Although as discussed herein the Board considers the Amendment to be in the best interests of shareholders, the Amendment could have the effect of discouraging unsolicited acquisition proposals which often involve the purchase of stock at a premium. It should be noted, however, that given BFC's current ownership position in the Company, an unsolicited acquisition proposal or other transaction resulting in a change of control would be difficult, if not impossible, without the concurrence of BFC, regardless of whether the Amendment is adopted.

IMPACT ON BFC. As noted above, BFC's relative voting power will increase to the extent shares of Class B Common Stock are converted by holders not affiliated with BFC thus further solidifying BFC's voting control over the Company. Also, since BFC owns a greater percentage of Class B Common Stock (45%) than Class A Common Stock (34%), the elimination of the Class A Common Stock's dividend premium will result in BFC receiving slightly higher cash dividends (when, as and if cash dividends are declared and paid by the Board) than BFC would have received absent the Amendment. Accordingly, BFC has an interest in the approval of the Amendment. Although BFC has advised the Company that it has no current plans to either dispose of any Class B Common Stock owned by it or, if the Amendment is approved, to convert any shares of Class B Common Stock owned by it into Class A Common Stock, adoption of the Amendment and subsequent conversions of Class B Common Stock by others which increase its voting rights would enable BFC to either dispose of or convert a proportionate number of shares of Class B Common Stock and still maintain its relative level of voting control. While BFC did not participate in the formulation of the Amendment or in any presentation to the Board, the Chairman and Vice Chairman of the Board of BFC also both serve as the Chairman and Vice Chairman of the Board of the Company and BFC has indicated that it intends to vote all of the shares of Class B Common Stock owned by it and all of the shares of Class A Common Stock owned by it in favor of the Amendment.

DISSENTERS' RIGHTS

          Pursuant to the Florida Business Corporation Act (the "FBCA"), holders of Class A Common Stock will, subject to compliance with applicable requirements, have dissenters' rights in connection with the Amendment. Holders of Class B Common Stock will not be entitled under the FBCA to exercise dissenters' rights in connection with the approval of the Amendment.

         If the Amendment is approved by shareholders and effectuated through the filing of Articles of Amendment in accordance with the FBCA, the holders of Class A Common Stock will, pursuant to Sections 607.1301, 607.1302 and 607.1320 of the FBCA, have the right to dissent from, and obtain payment of the fair value of their shares, provided that any dissenting shareholder complies with the procedures set forth in Section 607.1320 of the FBCA. A copy of the relevant sections of the FBCA regarding dissenters' rights, which sets forth the procedures that must be followed to exercise the right to dissent, is included as Appendix B to this Proxy Statement. The following discussion is qualified in its entirety by reference to such sections.

          This Proxy Statement will serve as notice to holders of Class A Common Stock of their right to dissent from and demand payment for the fair value of their shares in connection with the implementation of the Amendment. Any holder of Class A Common Stock who wishes to exercise dissenters' rights must deliver to the Secretary of the Company, before the Annual Meeting, written notice of his or her intent to demand payment for his or her shares in the event that the Amendment is effectuated. In addition, a shareholder is only entitled to exercise dissenters' rights if he or she does not vote in favor of the Amendment. Shareholders are only entitled to exercise dissenters' rights with respect to shares of Class A Common Stock owned by them. Any such shareholder who has exercised dissenters' rights will not, after the filing of the Amendment with the Florida Secretary of State, be entitled to vote, be entitled to the payment of dividends or distributions (except for such dividends and distributions that relate to a date prior to such filing) or be entitled to exercise any other rights as a holder of Class A Common Stock with respect to those shares of Class A Common Stock as to which dissenters' rights were validly perfected, unless such shareholder withdraws the election to exercise dissenters' rights.

         The Board may determine to abandon the Amendment in the event that a significant number of holders of Class A Common Stock duly exercise dissenters' rights in connection with the Amendment, regardless of whether the Amendment is otherwise approved by the Company's shareholders.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The Company has been advised that neither the addition of the conversion privilege to the rights of the Class B Common Stock, as contemplated by the Amendment, nor any subsequent conversion of shares of Class B Common Stock into Class A Common Stock will result in income for federal income tax purposes to holders of Class A Common Stock or Class B Common Stock. The Company has also been advised that a shareholder's tax basis in the shares of Class A Common Stock received upon conversion of Class B Common Stock will be equal to the shareholder's basis in the shares of Class B Common Stock surrendered for conversion. Similarly, a shareholder's holding period for the shares of Class A Common Stock received upon conversion of Class B Common Stock will include such shareholder's holding period for the shares of Class B Common Stock surrendered for conversion. EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE AMENDMENT.

VOTE REQUIRED

         Approval of the Amendment requires the affirmative vote of the holders of a majority of the issued and outstanding shares of each of the Class A Common Stock and Class B Common Stock, voting as separate voting groups. The Company has been advised that management and BFC currently intend to vote all shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Amendment.



        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE
                 PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION










                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors of the Company are not aware of any matters, other than as set forth in the accompanying Notice of Meeting, that may be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

                       APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors of the Company has reappointed KPMG PEAT MARWICK LLP, as independent auditors to audit the financial statements of the Company for the current fiscal year.

  Representatives of KPMG PEAT MARWICK LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

             Proposals of stockholders intended to be presented at the next annual meeting of the Company, expected to be held in May 1998, must be in writing and received by the Secretary of the Company at its main offices, 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304, no later than January 1, 1998. If such proposal or proposals are in compliance with applicable rules and regulations, they will be included in the Company's proxy statement and form of proxy for that meeting.

                             ADDITIONAL INFORMATION

             The Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Commission on March 21, 1997, and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed with the Commission on May 15, 1997, are incorporated by reference into this Proxy Statement. In addition, all other reports, if filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Proxy Statement and prior to the Annual Meeting shall be deemed to be incorporated by reference into this Proxy Statement as of the date of filing thereof. Any statement contained in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

             The Company will provide without charge to any person to whom this Proxy Statement is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, other than certain exhibits, to such documents. Written requests should be directed to BankAtlantic Bancorp, Inc., 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304, Attention: Secretary, telephone: 954-760-5000. In order to ensure timely delivery of the documents, any request should be made at least ten (10) business days before the Annual meeting.



                       BY ORDER OF THE BOARD OF DIRECTORS


                       Jean Carvalho
                       Secretary


June 13, 1997

                                                                    APPENDIX A


                                    AMENDMENT
                                       TO
                                   ARTICLE III
                                       OF
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                           BANKATLANTIC BANCORP, INC.


         The introductory paragraph and Section A of Article III shall be deleted in their entirety and amended to read as follows:

                           ARTICLE III - CAPITAL STOCK

         The aggregate number of shares of capital stock which this Corporation shall have authority to issue is Fifty Five Million (55,000,000) of which Ten Million (10,000,000) shall be preferred stock, par value $.01 per share, and of which Forty Five Million (45,000,000) shall be common stock, par value $.01 per share, consisting of Thirty Million (30,000,000) shares of a class designated "Class A Common Stock" and Fifteen Million (15,000,000) shares of a class designated "Class B Common Stock" (the Class A Common Stock and the Class B Common Stock are sometimes hereinafter referred to collectively as the "Common Stock"). The preferred stock may be divided into and issued in series by the Board of Directors as set forth below. The Board of Directors shall fix the consideration to be received for each share. Such consideration shall consist of any tangible or intangible property or benefit to this Corporation, including cash, promissory notes, services performed or securities of other corporations or entities and shall have a value, in the judgment of the Board of Directors, equivalent to or greater than the full par value of the shares. In the case of a stock dividend, that part of the surplus of the Corporation which is transferred to stated capital upon the issuance of shares as a share dividend shall be deemed to be the consideration for their issuance.

                  A. CLASS A COMMON STOCK AND CLASS B COMMON STOCK. The Class A Common Stock and the Class B Common Stock shall be identical in all respects and shall have equal rights and privileges except as set forth in this Article III A. The relative rights, preferences, privileges and restrictions of the Class A Common Stock and the Class B Common Stock are as follows:

                  1. VOTING. Except as provided in this Article III (or in any supplementary sections thereto), the holders of the Class B Common Stock shall exclusively possess all voting power. Each holder of shares of Class B Common Stock shall be entitled to one vote per share. Each holder of shares of Class A Common Stock shall not be entitled to vote. There shall be no cumulation of votes for the election of directors.

                  2. DIVIDENDS. Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of a sinking fund, retirement fund, or other required payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends when and as declared by the Board of Directors out of any assets legally available for the payment of dividends. Holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors, provided that with respect to dividends or other distributions payable other than in cash, including distributions pursuant to stock dividends or stock splits or divisions, the distribution per share of Class A Common Stock must be identical to the distribution per share of Class B Common Stock, except that a dividend or other distribution to holders of Class A Common Stock may be declared and issued in Class A Common Stock and a dividend or other distribution of Class B Common Stock may be declared and issued in either Class A Common Stock or Class B Common Stock provided that in each case the number of shares so declared and issued on a per share basis to such holders is the same.

                  3. RIGHTS UPON LIQUIDATION OR DISSOLUTION. In the event of any liquidation, dissolution, or winding up of the Corporation, the holders of Common Stock (and the holders of any class or series of stock entitled to participate with such stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the Corporation available for distribution remaining after: (i) payment or provision for payment of the Corporation's debts and liabilities; (ii) distributions or provision for distributions in settlement of its liquidation account; and (iii) distributions or provision for distributions to holders of any class or series of stock having preference over the Common Stock in the liquidation, dissolution, or winding up of the

                  Corporation. Each share of Class A Common Stock and Class B Common Stock shall be entitled to share ratably, as a single class, in such remaining assets of the Corporation.

                  4. CONVERSION OF CLASS B COMMON STOCK.

                  (a) Each holder of shares of Class B Common Stock shall have the right, exercisable at any time, and from time to time, at the holder's option, to convert each share of Class B Common Stock so held into one (1) fully paid and nonassessable share of Class A Common Stock. This right shall be exercised by the surrender of the certificate(s) representing the share(s) of Class B Common Stock to be converted to the agent then maintained by the Corporation for the registration or transfer of shares of Class B Common Stock (the "Conversion Agent") (or, if no Conversion Agent has been appointed or is then acting, to the principal executive offices of the Corporation, to the attention of the Secretary of the Corporation), at any time during normal business hours, accompanied by written notice of such holder's election to convert and, if so required by the Corporation or the Conversion Agent, by instruments of transfer, in form satisfactory to the Corporation and the Conversion Agent, duly executed by the holder or by his duly authorized attorney, and by transfer tax stamps or funds therefor if required pursuant to paragraph (e) of this subsection 4.

                  (b) As promptly as practicable after the surrender for conversion of a certificate(s) representing shares of Class B Common Stock in the manner provided in paragraph (a) of this subsection 4, and the payment in cash of any amount required by the provisions of paragraphs (a) and (e) of this subsection 4, the Corporation shall deliver or cause to be delivered to the holder of the surrendered certificate(s) (or upon the written order of the holder) a new certificate or certificates representing the number of shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Except as otherwise provided herein, a conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Class B Common Stock. All rights of the holder of the surrendered shares, as a holder of such shares, shall cease at the time the conversion is deemed to occur, and the person or persons in whose name the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock at the time the conversion is deemed to occur. If a surrender occurs on a date when the stock transfer books of the Corporation are closed, the conversion shall not be deemed to have occurred until immediately prior to the close of business on the next succeeding day on which such stock transfer books are open.

                  (c) No adjustment in respect of dividends, voting rights or liquidation preferences of the Class A Common Stock or the Class B Common Stock shall be made upon the conversion of any shares of the Class B Common Stock into shares of Class A Common Stock; provided, however, that if a share of Class B Common Stock shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Common Stock but prior to such payment, the registered holder of such share of Class B Common Stock at the close of business on such record date shall be entitled, notwithstanding the conversion, to receive the dividend or other distribution payable with respect to such share of Class B Common Stock on the date set for payment of such dividend or other distribution (and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued in connection with such conversion shall not be entitled to any dividend or other distribution payable with respect to the shares of Class A Common Stock received in such conversion).

                  (d) The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issuance upon the conversion of outstanding shares of Class B Common Stock into shares of Class A Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all outstanding shares of Class B Common Stock; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the shares of Class B Common Stock by delivery of purchased shares of Class A Common Stock. The Corporation covenants that the shares of Class A Common Stock which shall be issued upon conversion of the shares of the Class B Common Stock, will, upon issue, be fully paid and nonassessable and not subject to any preemptive rights, except as otherwise required by applicable law.

                  (e) The issuance of certificates of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or similar tax in respect of such issuance. Notwithstanding the foregoing, however, if any such certificate for shares of Class A Common Stock to be issued in a name other than that of the record holder of the shares of Class B Common Stock to be converted therefor, such holder shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in the issuance of the shares of Class A Common Stock or shall establish to the satisfaction of the Corporation that such tax has been paid.

                                                                    APPENDIX B


                 EXCERPTS FROM FLORIDA BUSINESS CORPORATION ACT
                         RELATING TO DISSENTERS' RIGHTS


607.1301  DISSENTERS' RIGHTS; DEFINITIONS.

         The following definitions apply to ss. 607.1302 and 607.1320:

         (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.
         (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
         (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.


607.1302  RIGHT OF SHAREHOLDERS TO DISSENT.

         (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:
         (a)      Consummation of a plan of merger to which the corporation is a party:
         1.       If the shareholder is entitled to vote on the merger, or
         2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholder would have been entitled to vote on action taken, except for the applicability of s. 607.1104;
         (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;
         (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;
         (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;
         (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:
         1. Altering or abolishing any preemptive rights attached to any of his shares;
         2.       Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;
         3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;
         4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;
         5.       Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;
         6. Reducing the stated dividend preference of any of his preferred shares; or
         7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or
         (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.
         (2) A shareholder dissenting from any amendment specified in paragraph
(1)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.
         (3) A shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.
         (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holder of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.
         (5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.


607.1320  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.

         (1)(a) If a proposed corporate action creating dissenters' rights under
s. 607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and
607.1320. A shareholder who wishes to assert dissenters' rights shall:
         1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and
         2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.
         (b) If proposed corporate action creating dissenters' rights under s.
607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.
         (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph
(1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

         (3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.
         (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:
         (a)      Such demand is withdrawn as provided in this section;
         (b)      The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;
         (c)      No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or
         (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.
         (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:
         (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and
         (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.
         (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall case to have any interest in such shares.
         (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, withing 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authorization as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall case to have any interest in such shares.
         (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.
         (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.
         (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                                                       CLASS A

                                 REVOCABLE PROXY

         THIS REVOCABLE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                           BANKATLANTIC BANCORP, INC.

         The undersigned appoints Steven M. Coldren and Mary E. Ginestra or either of them, with full power of substitution and resubstitution, proxies of the undersigned with all the powers that the undersigned would possess if personally present to cast all votes which the undersigned would be entitled to vote at the Annual Meeting of Stockholders (the "Annual Meeting") of BankAtlantic Bancorp, Inc., to be held at 1:00 p.m. local time, on Tuesday, July 22, 1997, at the Wyndham Hotel, 1825 Griffin Road, Dania, Florida 33004, and at any and all adjournments thereof, including (without limiting the generality of the foregoing) to vote and act as indicated on the back of this card.

         Your Board of Directors unanimously recommends that you vote FOR the item set forth on the back of this card and as described in the accompanying Notice of Annual Meeting and Proxy Statement.

         IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY WILL BE VOTED AT THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN, OR IN THE EVENT NO INSTRUCTIONS ARE SET FORTH, THIS PROXY WILL BE VOTED FOR THE ITEM SET FORTH ON THE BACK OF THIS CARD AND AS DESCRIBED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT. THIS PROXY HEREBY REVOKES ALL PRIOR PROXIES GIVEN WITH RESPECT TO THE SHARES OF THE UNDERSIGNED.
-------------------------------------------------------------------------------
                                                Please mark
                                                your votes as      [ X ]
                                                indicated in
                                                this example.
-------------------------------------------------------------------------------




Amendment of the Articles of Incorporation    Please complete, sign, date and return
that (a) would eliminate the requirement      promptly this Proxy in the enclosed
that the Class A Common Stock receive cash    pre-addressed return envelope.  No postage
dividends equal to at least 110% of any       is required for mailing in the United States
cash dividends declared and paid on Class     Date: _______________________________________
B Common Stock and (b) would provide that               (Month, day, year)
each share of Class B Common Stock will be
convertible at any time, at the option of     _____________________________________________
the holder, into one share of Class A                      Signature(s)
Common Stock.
                                              _____________________________________________
                                                           Signature(s)

[ ]FOR   [ ] AGAINST  [ ] ABSTAIN
                                              IMPORTANT: PLEASE DATE THIS PROXY
                                              AND SIGN EXACTLY AS YOUR NAME
                                              APPEARS TO THE LEFT. WHEN SIGNING
                                              AS ATTORNEY, EXECUTOR,
                                              ADMINISTRATOR, TRUSTEE OR
                                              GUARDIAN, PLEASE GIVE FULL TITLE
                                              AS SUCH. IF A CORPORATION, PLEASE
                                              SIGN THE FULL CORPORATE NAME BY
                                              PRESIDENT OR OTHER AUTHORIZED
                                              OFFICER. IF A PARTNERSHIP, PLEASE
                                              SIGN IN PARTNERSHIP NAME BY
                                              AUTHORIZED PERSON.


                                                                       CLASS B

                                 REVOCABLE PROXY

         THIS REVOCABLE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                           BANKATLANTIC BANCORP, INC.


         The undersigned appoints Steven M. Coldren and Mary E. Ginestra or either of them, with full power of substitution and resubstitution, proxies of the undersigned with all the powers that the undersigned would possess if personally present to cast all votes which the undersigned would be entitled to vote at the Annual Meeting of Stockholders (the "Annual Meeting") of BankAtlantic Bancorp, Inc., to be held at 1:00 p.m. local time, on Tuesday, July 22, 1997, at the Wyndham Hotel, 1825 Griffin Road, Dania, Florida 33004, and at any and all adjournments thereof, including (without limiting the generality of the foregoing) to vote and act as indicated on the back of this card.

         Your Board of Directors unanimously recommends that you vote FOR the items set forth on the back of this card and as described in the accompanying Notice of Annual Meeting and Proxy Statement.

         IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY WILL BE VOTED AT THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN, OR IN THE EVENT NO INSTRUCTIONS ARE SET FORTH, THIS PROXY WILL BE VOTED FOR THE ITEMS SET FORTH ON THE BACK OF THIS CARD AND AS DESCRIBED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT. THIS PROXY HEREBY REVOKES ALL PRIOR PROXIES GIVEN WITH RESPECT TO THE SHARES OF THE UNDERSIGNED.
-------------------------------------------------------------------------------
                                                Please mark
                                                your votes as      [ X ]
                                                indicated in
                                                this example.

-------------------------------------------------------------------------------------------------------------------------
1.   Election of the two directors to serve three-year terms to expire in 2000 and one director to serve a two year term to expire in 1999.

  FOR all nominees          WITHHOLD              Nominees to serve three year terms to expire in 2000:  John E. Abdo and
 listed to the right       AUTHORITY              Frank V. Grieco.
     (except as          to vote for all
      indicated          nominees listed          Nominee to serve a two year term to expire in 1999:  Bruno Di Giulian
  to the contrary)         to the right

      [  ]                   [  ]                 TO WITHHOLD AUTHORITY to vote for any individual wrtie that nominee's
                                                  NAME HERE:

                                                  ______________________________________________________________________
-------------------------------------------------------------------------------------------------------------------------
2.  Amendment of the Articles of Incorporation    Please complete, sign, date and return
    that (a) would eliminate the requirement      promptly this Proxy in the enclosed
    that the Class A Common Stock receive cash    pre-addressed return envelope.  No postage
    dividends equal to at least 110% of any       is required for mailing in the United States
    cash dividends declared and paid on Class     Date: _______________________________________
    B Common Stock and (b) would provide that               (Month, day, year)
    each share of Class B Common Stock will be
    convertible at any time, at the option of     _____________________________________________
    the holder, into one share of Class A                      Signature(s)
    Common Stock.
                                                  _____________________________________________
                                                           Signature(s)
    [ ]FOR   [ ] AGAINST  [ ] ABSTAIN
                                                  IMPORTANT: PLEASE DATE THIS PROXY
                                                  AND SIGN EXACTLY AS YOUR NAME
                                                  APPEARS TO THE LEFT. WHEN SIGNING
                                                  AS ATTORNEY, EXECUTOR,
                                                  ADMINISTRATOR, TRUSTEE OR
                                                  GUARDIAN, PLEASE GIVE FULL TITLE
                                                  AS SUCH. IF A CORPORATION, PLEASE
                                                  SIGN THE FULL CORPORATE NAME BY
                                                  PRESIDENT OR OTHER AUTHORIZED
                                                  OFFICER. IF A PARTNERSHIP, PLEASE
                                                  SIGN IN PARTNERSHIP NAME BY
                                                  AUTHORIZED PERSON.